Exhibit 99.1

Renewable Energy Group Reports Fourth Quarter

and Full Year 2012 Financial Results

Key Achievements

•	Annual revenue exceeds $1 billion, up 23% compared to 2011

•	Fourth quarter revenues were $232 million, down 13% from the prior year period

•	188 million gallons sold, up 25% compared to 2011

•	Adjusted EBITDA of $96.5 million for 2012

•	Net income of $22.3 million for 2012

•	Significant expansion of distribution network

•	Nameplate production capacity increased to 227 million gallons/year

•	Strengthened balance sheet with REG Seneca debt retirement and loan extension at REG Newton

Ames, IA, March 4, 2013 /Business Wire/ - Renewable Energy Group, Inc. (NASDAQ:REGI) today announced its financial results for the quarter and full year ended December 31, 2012.

Revenues for the fourth quarter were $232 million, a decline of 13% compared to revenues of $267 million for the same period in 2011. Fourth quarter 2012 adjusted EBITDA was $13.6 million, a decrease of 54% compared to $29.5 million for the same period in 2011. Fourth quarter 2012 adjusted EBITDA includes an allocation of part of the $58 million benefit that will be received from the January 3, 2013 retroactive reinstatement of the federal blenders tax credit. The balance sheet remained strong with cash of $66.8 million, and the company improved its financial position by retiring $34.5 million of Seneca plant debt. Total debt was reduced to $37 million from the third quarter 2012 balance of $76.4 million.

Revenue for the full year 2012 was $1.02 billion, an increase of 23% compared to $824 million for the full year 2011. Full year 2012 adjusted EBITDA was $96.5 million, a decrease of 10% compared to $107.3 million for the full year 2011.

“2012 was an excellent year for REG and positions us well for 2013,” said Daniel J. Oh, President and Chief Executive Officer. “In addition to generating $1 billion in revenue, we met the strategic commitments we made at the start of the year to expand our production network, upgrade existing facilities, and extend our distribution network to both coasts of the country.”

“We strengthened our financial position both through the IPO and substantial cash flow generation. This enabled us to increase our cash balance while continuing to invest in plant modernization and pay down debt,” continued Oh.

“We enter 2013 as one of the stronger players in the biodiesel industry. Both the 2013 RVO and the extension of the blenders tax credit lead us to anticipate industry growth of nearly 30% this year. We intend to protect our market share and capture a portion of this growth.”

Operating Highlights

REG produced 36 million gallons of biodiesel in the fourth quarter of 2012, compared to 43 million gallons in the same period in 2011. REG sold 38 million gallons of biodiesel in the fourth quarter, a decrease of 19% compared to the same period in 2011. The decrease in Q4 2012 as compared to 2011 is the result of the expiration of the blenders tax credit and RVO requirements making Q4 2011 unusually strong.

For the full year 2012, REG produced 163 million gallons of biodiesel, compared to 135 million gallons in the same period in 2011. REG sold 188 million gallons of biodiesel in 2012, an increase of 25% compared to the same period in 2011.

During the quarter, REG executed its plan to grow its domestic distribution footprint by acquiring two additional biorefineries and entering into distribution relationships creating a large biodiesel terminal network in New York/New Jersey.

On October 26, 2012 REG acquired a 15 million gallon-per-year multi-feedstock biorefinery in New Boston, Texas, near Texarkana. The company purchased the off-line refinery for 900,000 shares of common stock and cash of $0.3 million. The acquisition expands the company’s nameplate production capacity to 227 million gallons per year, strengthening its leadership position within the industry. The company expects to commence production at REG New Boston in the second quarter of 2013.

On November 16, 2012, REG acquired a 15 million gallon-per-year capacity biorefinery in Ellenwood, Georgia, near Atlanta. REG acquired the former BullDog Biodiesel operation for cash and in-kind consideration of approximately $2.6 million. The biorefinery has run intermittently since January 2008 and ceased operations in April 2012 due to a combination of poor market conditions and upgrades needed to make the facility more efficient. The plant was idled prior to REG’s acquisition and will remain so until repairs and upgrades are completed. The company has not yet set a date for restarting production.

On November 29, 2012 REG announced new biodiesel distribution points in Whippany, New Jersey and metropolitan New York locations in New Hyde Park, Port Chester and near Brookhaven. In addition to these four distribution points, REG is also selling biodiesel from a terminal located in Ontario, New York. These distribution agreements advanced the company’s strategy to expand into the northeast market. These distribution points offer quick access for blending biodiesel to augment heating oil and diesel supplies. The company expects growing demand in the region, due in part to the 2012 implementation of New York City’s Bioheat® law requiring 2% biodiesel content in heating oil.

The fourth quarter capacity acquisitions and distribution deals extended the expansive footprint that REG built throughout the year. Earlier in 2012, the company announced new terminal distribution from its own REG Clovis facility as well as terminal agreements in Long Beach, California and Lebanon, Ohio.

Fourth Quarter 2012 Financial Results

Revenues for the fourth quarter were $232 million, representing a 13% decline compared to the fourth quarter of 2011. During the quarter, the average B100 price per gallon sold by REG was $4.33, a decrease of 17% from Q4 2011. Gallons sold in Q4 2012 of 38.4 million decreased 19% when compared to Q4 2011. Revenue in the quarter declined from exceptionally high production and sales in fourth quarter 2011, which we believe was influenced by the expiration of the federal blenders tax credit on December 31, 2011.

Adjusted EBITDA, defined as earnings before interest, taxes, depreciation and amortization and further adjusted for certain items identified below under “Adjusted EBITDA Reconciliation”, decreased 54% year–over-year to $13.64 million. Fourth quarter 2012 adjusted EBITDA includes an allocation of part of the $58 million benefit that will be received from the January 2, 2013 retroactive reinstatement of the federal blenders tax credit.

Investors are cautioned that this allocation is an estimate made by the company as an aid to comparing results with prior periods. The allocation is an approximation of the amount of the benefit that might have been received if the blenders tax credit were in force at the time. The blenders tax credit benefit is allocated based upon gallons sold for each quarter. The allocation for each quarter of 2012 is presented in the table below that reconciles GAAP results to Adjusted EBITDA.

The table below summarizes REG’s results for Q4 2012:

REG Q4 2012 Revenue and Adjusted EBITDA Summary

(dollars and gallons in thousands)

	Q4 2012	Q4 2011	Change
Gallons sold	38,376	47,512	-19%
Revenues	$231,948	$266,782	-13%
Adjusted EBITDA	$13,641	$29,520	-54%
Adjusted EBITDA Margin	5.9%	11.1%

Full Year 2012 Financial Results

Revenue for 2012 was $1.02 billion, a 23% increase over 2011 revenue of $824 million. The growth was driven by increased production capacity at REG Albert Lea and the third train at REG Seneca being operational throughout the entire year of 2012. In addition, production benefited from yield improvements across the fleet. For 2012, REG’s average B100 sales price per gallon of biodiesel was $4.60, a decrease of 12% compared to the 2011 average price of $5.23. We sold 188.4 million gallons during 2012, an increase of 26% compared to 149.8 million gallons sold during 2011. Biodiesel pricing declined in the second half of the year due to softening demand as more obligated parties fulfilled their RVO requirements. The company estimates its 2012 market share at 17%.

Adjusted EBITDA was $96.5 million in 2012, compared to $107.3 million in 2011, resulting in an Adjusted EBITDA margin of 9.5%. Net income for 2012 was $43.48 million as compared to $42.75 million 2011.

After the close of the fourth quarter, the American Taxpayer Relief Act of 2012 reinstated the federal biodiesel blenders tax credit for 2013 and retroactively reinstated the credit for 2012. The retroactive credit for 2012 is expected to result in a net benefit to REG of approximately $58 million in the first half of 2013. Because there are no material associated costs, the benefit will increase the Company’s Q1 2013 pre-tax income by a similar amount. Although GAAP requires this benefit to be recognized in the period in which the law was passed, the company is presenting 2012 Adjusted EBITDA as if the credit were in effect for 2012.

The tables below summarize the quarterly and year end results for 2012 and 2011, as well as adjusted EBITDA for 2012.

REG Annual Results Summary

(dollars and gallons in thousands except per gallon data)

	Q1	Q2	Q3	Q4	Year
Gallons sold 2012	34,087	54,239	61,699	38,376	188,401
Gallons sold 2011	20,117	37,981	44,217	47,512	149,827
Y/Y Growth	69.4%	42.8%	39.5%	19.2%	25.7%
Average B100 sales price per gallon 2012	$5.53	$4.58	$4.44	$4.33	$4.60
Average B100 sales price per gallon 2011	$4.36	$5.19	$5.72	$5.20	$5.23
Total Revenue 2012	$188,247	$271,927	$322,912	$231,948	$1,015,034
Total Revenue 2011	$104,435	$196,312	$256,502	$266,782	$824,031
Y/Y Growth	80.3%	38.5%	25.9%	-13.1%	23.2%
Adjusted EBITDA 2012	$23,167	$43,077	$16,624	$13,641	$96,509
Adjusted EBITDA 2011	$5,297	$25,770	$46,714	$29,520	$107,301
Y/Y Growth	337.4%	67.2%	-64.4%	-53.8%	-10.1%
Adjusted EBITDA margin 2012	12.3%	15.8%	5.1%	5.9%	9.5%
Adjusted EBITDA margin 2011	5.1%	13.1%	18.2%	11.1%	13.0%

Balance Sheet and Liquidity

At December 31, 2012, REG had cash and cash equivalents of $66.8 million. Operating cash flow for the quarter was positively impacted by a $20.0 million decrease in accounts receivable, offset by a $5.8 million increase in inventory and an $8.3 million reduction in accounts payable. Accounts receivable shrank as the company collected on sales made during the seasonally strong second and third quarters.

On December 27, 2012 REG announced that its subsidiary REG Seneca, LLC retired its outstanding long-term debt obligation of $34.5 million with cash generated from operations at the plant since August 2010. At the close of the quarter, consolidated debt was $37 million, compared to $76 million as of September 30, 2012. As of December 31, 2012, debt represents only 7.5% of capitalization.

REG also announced that its subsidiary REG Newton, LLC extended its loan with AgStar Financial Services for an additional year. The loan, in the amount of $21.2 million, is now due in March 2014. All other material terms of the loan remain unchanged.

Adjusted EBITDA Reconciliation

REG presents Adjusted EBITDA because the company believes it assists investors in analyzing its performance across reporting periods on a consistent basis. In addition, REG uses Adjusted EBITDA to evaluate, assess and benchmark its financial performance on a consistent and comparable basis. REG excludes non-cash stock-based compensation and non-cash other income (expense) items because it does not believe that they are indicative of the company’s ongoing operating performance. REG includes the portion of the blenders tax credit that was earned for its performance in 2012 but will not be recognized until 2013 as discussed above. REG’s measure of Adjusted EBITDA might be different than similar financial measures used by other companies. Non-GAAP metrics are not determined in accordance with GAAP and are not a substitute for or superior to financial measures determined in accordance with GAAP. Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by revenues.

(In thousands)	1Q-2012	2Q-2012	3Q-2012	4Q-2012	Full Year 2012	1Q-2011	2Q-2011	3Q-2011	4Q-2011	Full Year 2011
Net income (loss)	$14,017	$14,433	$(6,040)	$(151)	$22,259	$3,736	$(948)	$(2,007)	$88,088	$88,869
Adjustments:
(Income) loss from equity investments	—	—	—	—	—	65	83	(649)	59	(442)
Income tax (benefit) expense	1,363	4,471	(2,165)	(2,215)	1,454	—	—	4,752	(1,770)	2,982
Interest expense	1,053	1,059	1,150	1,417	4,679	1,708	1,751	2,183	2,453	8,095
Other (income) expense, net	(37)	(28)	(56)	(46)	(167)	(275)	(200)	(239)	(216)	(930)
Change in fair value of Seneca Holdco liability	(349)	—	—	—	(349)	(727)	2,250	977	(403)	2,097
Change in fair value of preferred stock conversion feature embedded derivatives	(11,975)	—	—	—	(11,975)	(2,557)	19,645	38,483	(63,510)	(7,939)
Stock issued for glycerin agreement termination	1,898	—	—	—	1,898	—	—	—	—	—
Straight-line lease expense	(102)	(104)	(31)	(51)	(288)	798	618	393	93	1,902
Depreciation	2,026	2,069	2,097	1,832	8,024	1,689	1,705	1,851	1,939	7,184
Amortization	(139)	(206)	(208)	(200)	(753)	(130)	(124)	(97)	(100)	(451)
Non-reoccurring business interruption	—	—	—	863	863	—	—	—	—	—
Blenders tax credit	10,448	16,625	18,912	11,760	57,745	—	—	—	—	—
Non-cash stock compensation	4,964	4,758	2,965	432	13,119	990	990	1,067	2,887	5,934

Adjusted EBITDA	$23,167	$43,077	$16,624	$13,641	$96,509	$5,297	$25,770	$46,714	$29,520	$107,301

Fourth Quarter Conference Call

REG will sponsor a conference call to discuss results today at 4:30 p.m. EST/3:30 p.m. CST. Daniel J. Oh, President and Chief Executive Officer, and Chad Stone, Chief Financial Officer, will host the call.

Investors in the U.S. interested in participating in the live call should dial +1 (877) 810-3368 and enter pass code: 93273156. Those calling from outside the U.S. should dial +1 (760) 298-5082 and use the same pass code: 93273156. A telephone replay will be available approximately two hours after the call concludes through March 10, 2013 by dialing from the U.S. +1 (855) 859-2056, or from international locations +1 (404) 537-3406, and entering pass code: 93273156 A simultaneous live webcast will be available on the Investor Relations section of the Company’s website at http://investor.regi.com/. The webcast will be archived on the website for one year.

About Renewable Energy Group

Renewable Energy Group® is a leading North American biodiesel producer with a nationwide distribution and logistics system. Utilizing an integrated value chain model, Renewable Energy Group is focused on converting natural fats, oils and greases into advanced biofuels. With more than 225 million gallons of owned/operated annual production capacity at biorefineries across the country, REG is a proven biodiesel partner in the distillate marketplace.

For more than a decade, REG has been a reliable supplier of biodiesel which meets or exceeds ASTM quality specifications. We sell REG-9000® biodiesel to distributors so Americans can have cleaner burning fuels that help lessen our dependence on foreign oil and reinforce food security. REG-9000® branded biodiesel is distributed in most states in the U.S.

Note Regarding Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as amended, including statements regarding growth in the biodiesel industry and the timing for commencement of operations at the recently acquired New Boston production facility. These forward-looking statements are based on current expectations, estimates, assumptions and projections that are subject to change, and actual results may differ materially from the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, the effect of governmental programs on our business; government policymaking and mandates relating to renewable fuels; the future price and volatility of feedstocks; the future price and volatility of petroleum and products derived from petroleum; expected future financial performance; our liquidity and working capital requirements; availability of federal and state governmental tax credits and incentives; anticipated trends and challenges in our business and competition in the markets in which we operate; our ability to estimate our feedstock demands and biodiesel sales; our dependence on sales to a limited number of customers and distributors; technological obsolescence; our expectations regarding future expenses; our ability to successfully implement our acquisition strategy; and other risks and uncertainties described from time to time in REG’s annual report on Form 10-K, quarterly reports on Forms 10-Q and other periodic filings with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this press release and REG does not undertake to update any forward-looking statements based on new developments or changes in our expectations.

Contacts

Investor Relations: ICR, LLC Gary Dvorchak, CFA Senior Vice President +1 (310) 954-1123 gary.dvorchak@icrinc.com	Company: Renewable Energy Group Chad Stone Chief Financial Officer +1 (515) 239-8091 Chad.Stone@regi.com

RENEWABLE ENERGY GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2012, 2011 AND 2010

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

(Unaudited)

	2012	2011	2010
REVENUES:
Biodiesel sales	$1,006,471	$757,987	$207,902
Biodiesel government incentives	8,326	65,822	7,240

	1,014,797	823,809	215,142
Services	237	222	1,313

	1,015,034	824,031	216,455

COSTS OF GOODS SOLD:
Biodiesel	956,448	696,622	194,016
Services	263	198	807

	956,711	696,820	194,823
GROSS PROFIT	58,323	127,211	21,632
SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES	42,422	34,479	22,187
IMPAIRMENT OF ASSETS	—	—	7,494

INCOME (LOSS) FROM OPERATIONS	15,901	92,732	(8,049)

OTHER INCOME (EXPENSE), NET:
Change in fair value of preferred stock conversion feature embedded derivatives	11,975	7,939	(8,208)
Change in fair value of Seneca Holdco liability	349	(2,097)	(4,179)
Other income	167	930	1,625
Interest expense	(4,679)	(8,095)	(4,940)
Impairment of investments	—	—	(400)

	7,812	(1,323)	(16,102)

INCOME (LOSS) BEFORE INCOME TAXES AND INCOME
(LOSS) FROM EQUITY INVESTMENTS	23,713	91,409	(24,151)
INCOME TAX BENEFIT (EXPENSE)	(1,454)	(2,982)	3,252
INCOME (LOSS) FROM EQUITY INVESTMENTS	—	442	(689)

NET INCOME (LOSS)	22,259	88,869	(21,588)

EFFECTS OF RECAPITALIZATION	39,107	—	8,521
LESS - ACCRETION OF SERIES A PREFERRED STOCK TO REDEMPTION VALUE	(1,808)	(25,343)	(27,239)
LESS - CHANGES IN UNDISTRIBUTED DIVIDENDS ALLOCATED TO PREFERRED STOCKHOLDERS	(823)	(12,723)	(10,027)
LESS - DISTRIBUTED DIVIDENDS TO PREFERRED STOCKHOLDERS	(3,156)	—	—
LESS - EFFECT OF PARTICIPATING PREFERRED STOCK	(8,952)	(4,186)	—
LESS - EFFECT OF PARTICIPATING SHARE-BASED AWARDS	(3,145)	(3,864)	—

NET INCOME (LOSS) ATTRIBUTABLE TO THE COMPANY’S COMMON STOCKHOLDERS	$43,482	$42,753	$(50,333)

NET INCOME (LOSS) PER SHARE ATTRIBUTABLE TO COMMON STOCKHOLDERS:
BASIC	$1.53	$3.14	$(4.28)

DILUTED	$0.27	$3.14	$(4.28)

WEIGHTED-AVERAGE SHARES USED TO COMPUTE NET INCOME (LOSS) PER SHARE
ATTRIBUTABLE TO COMMON STOCKHOLDERS:
BASIC	28,381,676	13,607,840	11,770,848

DILUTED	34,340,466	13,607,840	11,770,848

RENEWABLE ENERGY GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2012 AND 2011

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

(Unaudited)

	2012	2011
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$66,785	$33,575
Accounts receivable, net	18,768	52,833
Inventories	45,206	42,110
Deferred income taxes	2,512	2,416
Prepaid expenses and other assets	15,812	19,088

Total current assets	149,083	150,022

Property, plant and equipment, net	242,885	185,391
Property, plant and equipment, net - variable interest entities	5,405	46,832
Goodwill	84,864	84,864
Intangible assets, net	4,609	4,438
Deferred income taxes	969	4,051
Investments	2,618	2,581
Other assets	5,351	6,268

TOTAL ASSETS	$495,784	$484,447

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Revolving line of credit	$—	$4,035
Current maturities of notes payable	4,955	6,427
Current maturities of notes payable - variable interest entities	283	2,046
Accounts payable	28,131	30,166
Accrued expenses and other liabilities	6,475	10,440
Deferred revenue	—	6,748

Total current liabilities	39,844	59,862
Unfavorable lease obligation	9,035	10,164
Preferred stock embedded conversion feature derivatives	—	53,822
Seneca Holdco liability, at fair value	—	11,903
Notes payable	27,776	34,327
Notes payable - variable interest entities	4,030	38,752
Other liabilities	7,292	7,262

Total liabilities	87,977	216,092

COMMITMENTS AND CONTINGENCIES (NOTE 22)
Series A preferred stock ($.0001 par value; 14,000,000 shares authorized; 13,455,522 shares outstanding at December 31, 2011; redemption amount $222,016 at December 31, 2011)	—	147,779
Series B preferred stock ($.0001 par value; 3,000,000 shares authorized; 2,995,106 shares issued and outstanding at December 31, 2012; redemption amount $74,878 at December 31, 2012)	83,043	—
EQUITY:
Company stockholders’ equity:
Common stock ($.0001 par value; 140,000,000 shares authorized; 30,559,935 shares outstanding at December 31, 2012)	3	—
Class A Common stock ($.0001 par value; 140,000,000 shares authorized; 13,962,155 shares outstanding at December 31, 2011)	—	1
Common stock - additional paid-in-capital	273,989	80,747
Warrants - additional paid-in-capital	147	3,698
Retained earnings	53,823	36,528

Total paid-in capital and retained earnings	327,962	120,974
Treasury stock (462,985 and 21,036 shares outstanding as of December 31, 2012 and 2011, respectively)	(3,198)	(398)

Total equity	324,764	120,576

TOTAL LIABILITIES AND EQUITY	$495,784	$484,447